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                                                                     EXHIBIT 10A



                                GATX CORPORATION
                SUMMARY OF NON-EMPLOYEE DIRECTORS' MEETING FEES
                              AS OF AUGUST 1, 2005


         All non-employee directors ("directors") receive an annual retainer of $40,000 and an annual grant of phantom Common Stock valued at $37,000. In addition, the Lead Director and the Audit Committee Chair receive an additional retainer of $25,000 and $10,000 respectively. Each director receives a meeting fee of $2,000 for each meeting of the Board which he or she attends. In addition, each director, other than the Lead Director, receives a meeting fee of $2,000 for each meeting of a committee of the Board of which the director is a member and which he or she attends. The Chairs of the Compensation and Governance committees receive $3,000 for each committee meeting attended.

     The annual retainer is paid quarterly in arrears. Half of each quarterly installment is paid in cash and half in units of phantom Common Stock which are credited to each director's account in an amount determined by dividing the amount of such payment by the average of the high and low prices of the Company's Common Stock on the New York Stock Exchange on the last trading day of the month in which the quarterly installment is paid. The annual grant of phantom units is also credited to each director's account in quarterly installments in arrears. Each director's phantom Common Stock account is credited with additional units of phantom Common Stock representing dividends declared on the Company's Common Stock based on the average of the high and low prices of the Company's Common Stock on the date such dividend is paid. At the expiration of each director's service on the Board, settlement of the units of phantom Common Stock will be made as soon as is reasonably practical in shares of Common Stock equal in number to the number of units of phantom Common Stock then credited to his or her account. Any fractional units will be paid in cash.